EXHIBIT 10.21

LETTER OF INTENT



                                                                  April 19, 1999

Jane Nichols
Vice President of Marketing and New Business Development
LecTec Corporation
10701 Red Circle Drive
Minnetonka, MN  55343


      Re:                                                       Letter of Intent


Dear Ms. Nichols:

This is a Letter of Intent under which Johnson & Johnson Consumer Companies, Inc., and ( * ), hereinafter collectively referred to as "JJC" and LecTec Corporation (hereinafter "LECTEC") agree that JJC will conduct limited efficacy and consumer studies (the "Study") to confirm the consumer acceptance of LECTEC's ( * ), which is covered under patents listed on Attachment A (the "Technology"). Within sixty (60) days of the signing of this Letter of Intent, the parties will enter into an agreement having the following terms agreed to by the parties hereto (hereinafter, "Agreement"):

1. JJC will conduct limited efficacy and consumer studies (the "Study") to confirm the consumer acceptance of LECTEC's Technology.

2. The duration of the Agreement will be nine (9) months from the date of signing, which may be extended upon the agreement of the parties.

3. LECTEC will provide the following: (1) a prototype ( * ), which (a) contains ( * ), and/or other ingredients as listed in the product specifications, which are included as Attachments B and C, (b) delivers the product attributes and costs mutually agreed upon and included in Attachments B and C, and (c) has sufficient variability ( * ); (2) a copy of its safety protocols and data, and biocompatibility NAMSA protocol; (3) a copy of its stability protocol and data on product compatibility, and ( * )/product stability ( * ); (4) complete access to its manufacturing facility to allow an audit by JJC in terms of operations, analytical, quality assurance, water supply, etc.; (5) right to market searches already conducted, if any; (6) the ingredients in percentages, materials of construction and any other information, in confidence


*  Confidential Treatment Has Been Requested

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as provided herein and further described in attachment E, necessary for JJC to conduct a right to market search, audits, or regulatory submissions; and (7) samples in sufficient quantities to conduct the efficacy and consumer studies. Any information provided under (6) ("Product Information") shall be disclosed in confidence under the separate nondisclosure agreement attached as Attachment E. LECTEC may decide, in its sole discretion, whether JJC will receive any copies of the Product Information. LECTEC will provide the production capacity for the product and allow JJC access to inspect LECTEC's manufacturing facility for compliance with GMP and JJC's quality assurance standards; such information and inspection shall also be subject to the separate nondisclosure agreement in Attachment E.

            Documents pertaining to identification of suppliers, material specifications, critical processing steps typically found in work instructions, and product formulation will not be disclosed under any circumstances. To the extent that information of this nature is required for regulatory submissions, the equivalent to Premarket Approval (PMA) or Drug Master File summary documents will be set up as Manufacturing Files and will be sent directly to the appropriate designated Points of Contact as defined in Attachment E. All such information shall be disclosed in confidence under the separate nondisclosure agreement attached as Attachment E.

4. JJC will conduct (1) appropriate safety, efficacy and consumer studies to determine the optimum prototype for completion of product development, (2) duplicate stability studies for purposes of cross validation and qualification of test methods, (3) ( * ) for claims support, (4) regulatory review of the product ingredients, (5) right to market search, and (6) quality assurance audit of LECTEC's manufacturing facility. After the completion of the Study, JJC will notify LECTEC within 10 business days of its decision whether to commercialize the product (the "Product"). Upon JJC's decision to commercialize the Product, the parties will enter into an exclusive supply agreement (hereinafter referred as the "Supply Agreement") which shall contain, inter alia, the terms and conditions set forth in Attachment D.

5. Within 15 business days of signing this Letter of Intent, JJC will pay LECTEC ( * ) as compensation for LECTEC's completion of its concept phase. JJC will also pay LECTEC according to the following schedule:

1. ( * ) - for completion of the first phase of the Study, hereinafter referred to as the "Feasibility Phase", which involves the delivery of prototypes that pass the following criteria: (a) ( * ); (b) right to market clearance (c) meeting manufacturing content specifications for ( * ) in the product prototype. Completion date: ( * ).

2. ( * ) - for completion of the second phase, hereinafter referred to as the "Design Phase", which involves the delivery of the final design of the Product, including the production of multiple batches for stability testing on a commercial scale. This milestone includes consumer preference and ( * ). Completion date: ( * ).


*  Confidential Treatment Has Been Requested

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3.    ( * ) - for completion of the third phase, hereinafter referred to as the
      "Transfer Phase", which includes complete validation of the activities to assess product performance, product manufacturing, process reproducibility and delivery of a product which meets mutually agreed upon finished product specifications and is produced under conditions representing full production. Prior to the completion of the Design Phase, LECTEC and JJC's contract manufacturing representative will meet to discuss and agree upon the appropriate criteria for successful completion of this third phase. A mutually agreed upon document will be finalized within ten business days from such a meeting, which will detail the product and process performance measures for the Transfer Phase. These will be used to evaluate LECTEC's actual results versus the agreed-upon standards, over a specified period of time. When these criteria are met by LECTEC, full payment of ( * ) will be made by JJC.

These payments, which total ( * ), are fully creditable against purchases under the Supply Agreement (see Attachment D) in two segments: ( * ) after the first
( * ) are shipped, and a second ( * ) after the next ( * ) are shipped. (( * ).)

6. JJC will have the right to terminate the agreement at any time, upon 30 days' prior written notice, subject to the following cancellation fee(s): JJC will purchase ( * ), created artwork, and purchase printing plates. LECTEC will be compensated for unique raw materials ( * ) and any additional raw materials and packaging materials purchased to meet launch deadlines with JJC's approval but not consumed if the agreement is terminated. Once this Letter of Intent has been signed, if the parties cannot come to a definitive agreement, they agree to be governed by terms of this Letter of Intent and Summary of Terms for the Supply Agreement attached hereto as Attachment D.

--------------------------------------------------------------------------------
                                               CANCELLATION FEE TO BE PAID
                                               BY JJC TO LECTEC
--------------------------------------------------------------------------------
1.  If JJC terminates the project after the    ( * )
Feasibility Phase
--------------------------------------------------------------------------------
2.  If JJC terminates the project after the    ( * )
Design Phase
--------------------------------------------------------------------------------
3.  If JJC terminates the project after the    ( * )
Transfer Phase
--------------------------------------------------------------------------------

Upon termination, LECTEC will have the option to commercialize a product using the Technology ( * ), as long as this product does not embody any confidential information, as defined in paragraph 11 below, which has been provided to LECTEC from JJC or its affiliates. LECTEC agrees that it will not market, supply to others, or license the Technology to make and sell the aforementioned product unless that product is sufficiently different from the Product. In terms of product attributes, "sufficiently different" means ( * )


*  Confidential Treatment Has Been Requested

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( * ). The restriction on the use of these two attributes extends for a period of ( * ) from the date of termination.

7. Notwithstanding the above-mentioned cancellation fees, a key decision factor for JJC's commercialization of the Product is LECTEC's achievement of the cost targets for the finished Product. If LECTEC cannot meet the cost targets established by JJC for each brand, JJC has the option to terminate the project, without incurring any cancellation fee to LECTEC. ( * ).

8. Any invention made or technology developed by either party as a result of work performed on skin care products under the Agreement will be owned as follows: all inventions made solely by JJC would belong to JJC; all inventions made solely by LECTEC would belong to LECTEC. All inventions made jointly by JJC and LECTEC would be owned jointly; provided that during the term of the Agreement, JJC will have exclusive right to use and sell, and LecTec will have the exclusive right to manufacture, products incorporating such joint inventions ( * ) (hereinafter, "Field"). JJC will have the right to a copy of data and information generated by LECTEC under the performance of the Agreement. LecTec will have the right to a copy of data and information generated by JJC under performance of the agreement. Each party will have responsibility for filing patent applications for the invention it owns. For joint inventions, the parties will jointly cause patent applications to be filed and will share equally expenses for drafting and prosecuting patent applications on an equal basis and for the maintenance of issued patents.

9. LECTEC agrees not to engage any other company to conduct any tests ( * ) using the Technology, or to negotiate for the marketing rights to such a product for the period covering the duration of this Study. JJC will not engage any other companies to develop ( * ), or negotiate the marketing rights to such a product for the period covering the duration of the Study.

10. Either party may, upon signing this Letter of Intent and determination by its corporate counsel that this constitutes a "material event", make an announcement regarding the execution of the Letter of Intent. No mention of specific products will be included. However, any announcement by LECTEC will be submitted to JJC at least seven (7) days in advance of publication of such announcement for review and approval, not to be unreasonably withheld.

11. In order to accomplish the objectives of the Agreement, it may be necessary for the parties to exchange materials and information which are considered to be confidential and proprietary to the disclosing party. Each party agrees to limit its disclosure of Confidential


*  Confidential Treatment Has Been Requested

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Information to the other party to that reasonably necessary to achieve the objectives of this Agreement.

            All information disclosed hereunder which is considered by the disclosing party to be confidential and proprietary shall be in writing and marked "Confidential", or if initially disclosed orally or visually, designated as being confidential at the time of disclosure and confirmed in writing within thirty (30) days (hereinafter "Confidential Information"). All written documents containing Confidential Information and other confidential material in tangible form received by either party under this Agreement shall remain the property of the originating party, and all and any such other materials shall be promptly returned to the originating party upon request.

            Each party agrees that all Confidential Information received from the other party under this Agreement shall be maintained in confidence during the term of this Agreement and for a period of three (3) years thereafter, and the receiving party agrees not to use such Confidential Information for any purpose other than to further the objectives of this Agreement without the prior written consent of the other party. Each party shall use the same standard of care to protect the confidentiality of information received from the other party as it uses to protect its own confidential information, and shall limit disclosure of such information to those of its personnel and consultants who have an actual need to know and have a written obligation to protect the confidentiality thereof.

            Notwithstanding the preceding provisions, obligations regarding confidentiality and use of Confidential Information disclosed hereunder shall not include:

            a) information which, at the time of disclosure, was published, known publicly, or otherwise in the public domain;

            b) information which, after disclosure, is published, becomes known publicly, or otherwise becomes part of the public domain through no fault of the receiving party;

            c) information which, prior to the time of disclosure, is known to the receiving party as evidenced by its written records; and

            d) information which, after disclosure, is made available to the receiving party in good faith by a third party who is under no obligation of confidentiality or secrecy to the disclosing party.

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The disclosure of Confidential Information hereunder by either party shall not result in any right or license under any patent or know-how being granted to the other party, nor shall it be construed to impose on the other party any restriction, duty or obligation other than that of confidentiality and non-use as expressly provided herein.


JOHNSON & JOHNSON                                    LECTEC CORPORATION
CONSUMER COMPANIES, INC.


   /s/ Colleen Goggins                               /s/Rodney A. Young
----------------------------------            ----------------------------------

   Company Group Chairman                            Chairman/CEO/President
----------------------------------            ----------------------------------
Title                                                Title

   April 20, 1999                                    May 3, 1999
----------------------------------            ----------------------------------
Date                                                 Date


( * )

   /s/ ( * )
----------------------------------

   Director Strategic Procurement
----------------------------------
Title
   April 26, 1999
----------------------------------
Date


*  Confidential Treatment Has Been Requested

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                                  Attachment A

                     List of Patents Covering the Technology



(Confidential Treatment Has Been Requested)

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                                  Attachment B

(Confidential Treatment Has Been Requested)

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                            Attachment B (continued)

(Confidential Treatment Has Been Requested)

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                              ATTACHMENT B (CONT.)



(Confidential Treatment Has Been Requested)

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                                  ATTACHMENT C


(Confidential Treatment Has Been Requested)

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                            ATTACHMENT C (CONTINUED)


(Confidential Treatment Has Been Requested)

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                            ATTACHMENT C (CONTINUED)


(Confidential Treatment Has Been Requested)

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                                  ATTACHMENT D

  SUMMARY OF TERMS FOR THE SUPPLY AGREEMENT BETWEEN JOHNSON & JOHNSON CONSUMER
                     COMPANIES, INC. AND LECTEC CORPORATION


Within ( * ) of signing the Letter of Intent, JJC and LECTEC will have negotiated and finalized a supply agreement (hereinafter, "Supply Agreement").


THE SUPPLY AGREEMENT WILL CONTAIN THE FOLLOWING PROVISIONS:

1. Product Unit - LECTEC will supply the Product as defined in Attachments B and C.
2. Exclusivity - LECTEC will agree, provided JJC commercializes the Product, that the supply agreement is exclusive to JJC and its affiliates and that LECTEC will not during the term of the supply agreement engage in business, directly or indirectly or through a third party, that will compete with JJC and its Affiliates regarding the manufacture or sale of products using the Technology, ( * ).
3. Term - The initial term of supply will be for a period of ( * ) from the date of the first purchase order. JJC, or its Affiliates, will have the right to terminate the supply agreement any time after this initial period by giving ( * ) months prior notice. JJC, or its Affiliates, at their sole option, may extend the Supply Agreement for two additional ( * ) year terms after the expiration of the initial term by giving LECTEC written notice of such extension at least ( * ) days prior to the expiration of the then-existing term, subject to renegotiation of minimum purchase quantities for such renewal term, not to exceed, in any year, ( * ) of the prior year's minimum purchase quantity.
4. Price - The price for the Product shipped to JJC will be targeted at ( * ). For the first launch quantity a prepayment of the cost of the packaging components and the unique raw materials for the formulation will be required. This will be quantified and approved by the JJC contract manufacturing person for each group. The timing of the first raw material and packaging orders will be in ( * ).
5. Price Adjustments - At the end of each contract year, LECTEC will notify JJC, or its Affiliates, of the actual change in its purchase price per unit of raw materials consumed, provided that it has negotiated in good faith with its suppliers to obtain a fair market price for such raw materials. If any change in the per unit cost of raw materials are determined to have increased or decreased by more than 3 percent in the aggregate, then the current price will be increased or decreased accordingly to reflect changes in the cost of raw materials. The price will be firm for the first ( * ) of the Supply Agreement. The price may be adjusted for the second ( * ) of the term and any additional renewal terms according to the formula above.


*  Confidential Treatment Has Been Requested

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6.    Minimum Purchase Quantity -( * ) per contract year, which represents the combined total from the Products sold by ( * ) JJC or its Affiliates. If JJC does not order ( * ), JJC may pay for any shortfall between the number ordered and ( * ). This Minimum Purchase Quantity is subject to renegotiation ( * ) (see Item 3).
7. Forecasts - ( * ) months prior to the start of each contract year, JJC, or its affiliates, will provide LECTEC with a non-binding estimate of requirements for the Product Unit for that year. JJC, or its Affiliates, will place binding orders at least three months prior to the desired delivery date, which LECTEC will agree to fill on the desired delivery dates within 90 days of receipt. This is volume dependent. The lead time for raw materials is 8 weeks and production of each ( * ) quantity is four weeks through final pack out. We can shorten this by buying raw material ahead but JJC would need to authorize and guarantee consumption.
8. Improvements - JJC and its Affiliates will have exclusive access to any improvement, including but not limited to design, packaging, ingredients and next-generation technology for the Product ( * ). The prices to be paid for such improved products will be mutually agreed by the parties.
9. Right of First Refusal - JJC and its Affiliates will have the right of first refusal for new products, which use the Technology ( * ). Within 60 days after receiving notification from LECTEC regarding such products, JJC or its Affiliate will notify LecTec concerning their level of interest. If JJC or its Affiliates have interest in promoting or selling such new products, then the parties will proceed to negotiate in good faith, for a period not to exceed 60 days, to reach agreement on terms for a supply agreement relating to such new products.
10. Trade Names, Trademarks - JJC, and its Affiliates, will have the right to sell the Product under its own trade names and trademarks. Such trade names and trademarks, including any goodwill belonging to them, will be the exclusive property of JJC, or of its parent or Affiliate companies, as the case may be.
11. Government Approvals - In any country where JJC or its Affiliates sell the Product, JJC, directly or through a third party, will be responsible, at its expense, to obtain any necessary approvals, registrations or permits required in that country. LECTEC will provide all relevant data in its possession in connection with such approvals and registrations, and will cooperate in assisting JJC, or its affiliates, obtaining such approvals and registrations. LecTec will be reimbursed for additional studies.
12. Warranty - LECTEC represents that the Product supplied by it to JJC or its affiliates will meet the specifications, and will be free from defects in design, material or workmanship. LECTEC will be responsible for any third party liabilities or costs resulting from LECTEC's failure to manufacture the product in accordance with the specifications. In addition, LECTEC will either replace defective Products or refund the price paid for such defective Products, as the parties shall mutually agree in good faith. However, if defective Products are supplied more than once during any two-year period, the determination on whether to replace the Products or refund the purchase price will be at JJC's option.


*  Confidential Treatment Has Been Requested

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13.   GMP; Year 2000 Compliance - LECTEC will manufacture the product in accordance with all applicable laws and in accordance with U.S. Good Manufacturing Practices and JJC's QA requirements. At the time of supply production, LECTEC will have installed ( * ). JJC will have the right to inspect LECTEC's facilities to ensure compliance with these requirements. JJC will provide LECTEC with a notice of inspection two weeks prior to the visit. Failure to remedy any breaches of these requirements within 60 days of written notice will be considered a breach of the supply terms. LECTEC will ensure the availability of all data that is requested by the regulatory agency in the event of a regulatory inspection. If the FDA inspector needs to review the raw data, LECTEC will agree to discuss and agree with the FDA inspector the best means to accomplish his or her review of the records. LECTEC will fund if required. LECTEC represents and warrants that its manufacturing facilities for the Product will be Year 2000 compliant prior to June 30, 1999. Failure of LECTEC to supply Product as a result of a Year 2000 problem or if LECTEC fails to be compliant by year-end will be deemed a breach of the Supply Agreement.
14. Continuation - The agreement may be terminated by a party upon material breach by the other party (assuming the breaching party has received 60 days notice of such breach and has not cured the breach within that time period).
15. If at any time LECTEC fails to supply product, for reasons of force majeure which continue for at least 60 days or any uncured material breach, LECTEC will make available its technology so that JJC may continue to manufacture or obtain its supply of product under a ( * ) license.


*  Confidential Treatment Has Been Requested

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                                  ATTACHMENT E


                             NONDISCLOSURE AGREEMENT

            THIS AGREEMENT is made effective as of the ____ day of ________, 1999 by and between Johnson & Johnson Consumer Companies, Inc., and ( * ), (collectively, "JJC"), and LecTec Corporation ("LecTec") to assure the protection and preservation of certain information to be disclosed or made available by LecTec in connection with the marketing and sale of certain products it has developed, as set forth in the Letter of Intent between JJC and LecTec, dated March __, 1999 (the "Letter of Intent"). Capitalized terms used herein, but not defined, shall have the meanings assigned to them in the Letter of Intent.

            1. Limited Purpose; Product Information. The parties desire to enter into this Nondisclosure Agreement with regard to certain information to be disclosed by LecTec to JJC pursuant to Paragraph 3 of the Letter of Intent (the "Product Information"). LecTec will disclose the Product Information to JJC for the sole purpose of JJC's evaluation of the safety of the Technology, and the procurement of certain legal and regulatory approval for the marketing, sale and distribution of the ( * ) products manufactured by LecTec, all as expressly provided in the Letter of Intent. No license or other transfer of any right, title or interest in such Product Information is intended or shall be deemed to have resulted from any disclosure by LecTec hereunder.

            2. Duty of Nondisclosure; Exclusions. JJC agrees that:

               (a) all Product Information shall remain the property of LecTec and shall be returned to LecTec promptly upon its request, together with all copies thereof;

               (b) JJC shall protect the Product Information with at least the same degree of care used to protect its own confidential information from unauthorized use or disclosure and shall not use it for any purpose other than as specified in Paragraph 1 above;

               (c) JJC shall not disclose the Product Information to any third party without the express written consent of LecTec;

               (d) Product Information supplied shall not be reproduced by JJC in any form without the express written consent of LecTec; and

               (e) JJC shall advise its employees or agents who might have access to such Product Information of the confidential nature thereof, and shall obtain from each of such employees and agents an agreement to abide by the terms of this Nondisclosure Agreement, as set forth in Paragraph 3(c).

*  Confidential Treatment Has Been Requested

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               (f) Exclusions. Notwithstanding the preceding provisions,
obligations regarding confidentiality and use of the Product Information disclosed hereunder shall not include:

                        (1) information which, at the time of disclosure, was published, known publicly, or otherwise in the public domain;

                        (2) information which, after disclosure, is published, becomes known publicly, or otherwise becomes part of the public domain through no fault of JJC;

                        (3) information which, prior to the time of disclosure, is known to JJC as evidenced by its written records; and

                        (4) information which, after disclosure, is made available to JJC in good faith by a third party who is under no obligation of confidentiality or secrecy to the disclosing party.

               However, the foregoing exceptions shall not apply if the Product Information, or any portion thereof: (1) is merely embraced by more general information in the public domain or JJC's possession, or (2) is a combination which can be reconstructed from multiple sources in the public domain or JJC's possession, none of which show the whole combination and principal function of the Product Information.

            3. Procedure for Disclosure of Product Information.

               (a) Form of Information. LecTec may decide, in its sole discretion, whether JJC will receive any copies of the Product Information disclosed hereunder. If LecTec chooses to provide such documentation, all copies shall be marked "Product Information." If the Product Information is disclosed orally or visually, it shall be designated as being Product Information at the time of disclosure and, if LecTec chooses to provide JJC documentation thereof, such information shall be confirmed in writing within thirty (30) days after such initial disclosure.

               (b) Point of Contact. JJC shall appoint a point of contact in its law department and a point of contact in each of its applicable regulatory affairs departments ( * ) to whom the Product Information will be disclosed by LecTec ("Point of Contact"). LecTec and the Points of Contact shall coordinate and control the disclosure. The Points of Contact may disclose the Product Information only to those JJC employees or consultants with a specific need to know such information for the limited purpose set forth in Paragraph 1.

               (c) Written Agreement Required. JJC agrees that, prior to disclosure of any Product Information by LecTec hereunder, any individuals to whom the Product Information


*  Confidential Treatment Has Been Requested

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may be disclosed shall have executed a written agreement requiring that individual to treat the Product Information in accordance with this Nondisclosure Agreement.

            4. Continuing Obligation. The termination of this Nondisclosure Agreement shall not relieve JJC of the obligations imposed by Section 2 hereof with respect to Product Information disclosed prior to the effective date of such termination. The provisions of Section 2 shall survive the termination of this Nondisclosure Agreement, the Letter of Intent, the Agreement and the Supply Agreement.

            5. Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Minnesota, excluding its choice of law provisions. Any dispute arising under this Agreement shall be litigated in a court of competent jurisdiction in the state of Minnesota.

            6. Entire Agreement. This Agreement contains the final, complete and exclusive agreement of the parties relative to the subject matter hereof and may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.



AGREED TO:                                      AGREED TO:

JOHNSON & JOHNSON                               LECTEC CORPORATION
CONSUMER COMPANIES, INC.

By:  ________________________                   By:  _________________________


Title: ______________________                   Title: _______________________

Date: _______________________                   Date: ________________________




(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED.)

By:  _______________________

Title:  ____________________

Date: ______________________

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                                  Attachment F


(Confidential Treatment Has Been Requested.)

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                            Attachment F (continued)


(Confidential Treatment Has Been Requested.)


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